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                                                                    Exhibit 12.2

                             NORTEL NETWORKS LIMITED
  COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
                           (MILLIONS OF U.S. DOLLARS)

                                                                                NINE MONTHS
                                                                                   ENDED         YEAR ENDED
                                                                                SEPTEMBER 30,   DECEMBER 31,
                                                                                     2001           2000
                                                                                -------------   ------------
Earnings (loss) from continuing operations before income taxes as reported
   in the consolidated statements of operations ..........................        (12,647.0)        329.0
Add (deduct)
   Interest expense
        - long-term debt .................................................            127.0          86.0
        - other ..........................................................             90.0          83.0
     Interest expense of finance subsidiaries ............................               --            --
     Unconsolidated Subs .................................................               --            --
     1/3 of rental expense on operating leases deemed to be interest
       expense ...........................................................            169.0         225.0
     Amortized premiums, discounts and capitalized expenses related to
       indebtedness ......................................................              3.0           1.0
     Minority Interest ...................................................            (36.0)         55.0
     Undistributed earnings of less than 50% owned associated
       companies .........................................................            138.0          37.3
                                                                                -----------     ---------
Income (loss) as adjusted ................................................        (12,156.0)        816.3
                                                                                ===========     =========
Fixed charges:
   Interest expense
        - long-term debt .................................................            127.0          86.0
        - other ..........................................................             90.0          83.0
    Interest expense of finance subsidiaries .............................               --            --
    Unconsolidated Subs ..................................................               --            --
     1/3 of rental expense on operating leases deemed to be interest
       expense ...........................................................            169.0         225.0
     Amortized premiums, discounts and capitalized expenses related to
       indebtedness ......................................................              3.0           1.0
                                                                                -----------     ---------
                                                                                      389.0         395.0
                                                                                ===========     =========
Ratio of earnings from continuing operations to fixed charges ............               --(1)        2.1
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(1)  The earnings of Nortel Networks Limited calculated in accordance with U.S.
     GAAP were inadequate to cover fixed charges for the nine months ended
     September 30, 2001 by $12,545 million.